Exhibit 99.1

CONTACTS:

Onstream Media: Chris Faust FastLane Communications 973-226-4379 cfaust@fast-lane.net	Investor Relations: Brett Maas Hayden IR 646-536-7331 brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation to Report Fiscal 2009 First Quarter Financial Results on February 17

Management to Discuss Financial Results During 4:30 p.m. ET Conference Call on February 18

POMPANO BEACH, Fla., February 16, 2009 -- Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced that its management will conduct a conference call at 4:30 p.m. ET on Wednesday, February 18, 2009, to discuss its fiscal 2009 first quarter financial results for the period ended December 31, 2008. The Company anticipates releasing financial results and filing its Form 10-Q after the close of trading on February 17.

During this conference call, Mr. Randy Selman, President and Chief Executive Officer of Onstream Media Corporation and the Company's CFO, Mr. Robert Tomlinson, will discuss the Company's financial results as well as provide an outlook for the remainder of fiscal 2009. Management discussion will be followed by an open Q&A session.

The teleconference and related webcast will occur on Wednesday, February 18, 2009 at 4:30 p.m. Eastern Time. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=56015 or by calling 1-888-645-4404 or 1-201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=56015.

About Onstream Media:
Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Disney, National Press Club, NHL, MGM, PR Newswire, BT Conferencing, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.